Exhibit 11
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              Bando McGlocklin Capital Corporation and Subsidiaries
                   Computation of Net Income Per Common Share
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                                                          Three Months Ended                 Nine Months Ended
                                                            September 30,                      September 30,
                                                          1998             1997              1998              1997
                                                          ----             ----              ----              ----
Net income                                            $ 1,320,890        $852,863       $2,476,936        $2,787,338
Determination of shares:
Weighted  average  common shares outstanding            3,689,102       3,685,247        3,689,102         3,684,942
(basic)
Assumed conversion of stock options                         2,474           6,243            2,717            16,156
Weighted  average common  shares                        3,691,576       3,691,490        3,691,819         3,701,098
outstanding (diluted)
Basic earnings per share                                    $0.36           $0.23            $0.67             $0.76
Diluted earnings per share                                  $0.36           $0.23            $0.67             $0.75
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